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         LICENSING, DEVELOPEMENT AND MARKETING AGREEMENT

                  THIS AGREEMENT dated for reference February 1st 2001

BETWEEN:

SEDONA SOFTWARE SOLUTIONS INC., a body corporate, duly incorporated under the laws of the State of Nevada and having an office at 503 - 1755 Robson Street, Vancouver,
B.C., V6G 3B7
("Sedona")

OF THE FIRST PART

AND:

MARKATECH INDUSTRIES CORPORATION, a body duly incorporated under the laws of the Province of British Columbia, Canada and having an office at 745 West 42nd Avenue, Vancouver, B.C., V5Z 2N8
("Markatech")

OF THE SECOND PART

WHEREAS:

A. Markatech is the developer and owner of all ownership interest right and title to the Autonet Parking Ticket
Violation Management System ("Autonet")'

B.	Markatech has granted to Sedona the privilege to
conduct a review of documentation with regard to Autonet.

C.	Markatech has granted Sedona the option to purchase all
of Markatech's right title and interest in and to the programs, documentation and know-how.

D.	Markatech has agreed to license to Sedona the world-
wide exploitation rights to Autonet

E.	Markatech has agreed to conduct ongoing development and
testing of the programs, hardware, documentation and know-how of the Autonet system in accordance with the terms and conditions set out herein.

F.	Markatech has agreed to assist Sedona in the marketing
and commercial exploitation of the Autonet technology.

NOW THEREFORE in consideration of the premises and mutual convenants contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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1.   INTERPRETATION

1.1 Definitions: in this Agreement, unless the context clearly requires otherwise, the following words and phrases shall have the following meanings:

     a) "Agreement" means this Development Agreement and all Schedules hereto, and all amendments and addendum hereto.

     b) "Autonet Technology": means, collectively, the Autonet Software, Hardware, Documentation, and
         Know-How.

     c) "Development Technology" means advances, refinements and modifications of the Technology developed by or for Markatech pursuant to this Agreement.

     d) "Documentation" means the system and user documentation and any other subsequent additions hereto regarding any and all aspects of the Software and the Hardware, and including but not limited to the documentation referred to in this Agreement.

     e) "Hardware" means all electronic computing devices and related devices such as electronic display devices and printers and all radio-communication devices designed to facilitate communications between computing devices.

     f) "Intellectual Property Rights" means all world-wide patent, copyright, trade-mark, industrial design, business methods, trade secrets, integrated circuits topography, and other intellectual property rights of any kind whatsoever, including without limiting the generality of the foregoing, the copyrights to all source code for the "Software"' and all supporting files and all HTML, CGI Script, C+ code, Dbase code, and GIF's and other Image files associated with the Software.

     g) "Know-How" means all of Markatech's expertise, practice experience, skill and technical knowledge of industrial or commercial significance in connection with the Software, the Hardware and the Documentation and all unpateneted trade secrets, inventions, manufacturing methods, processes, techniques, specifications, technical and clinical data owned or acquired by and in the development, testing , creation, use of , and commercial exploitation of the Software, the Hardware, and the Documentation, whether or not embodied in any written instrument.

     h) "License" means the right to commercially exploit Autonet Technology on a world-wide basis.

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     i)  "Object Code": means the set instructions for
         carrying out the tasks to be performed by a software program expressed in machine readable form and commonly understood in the software industry as constituting object code.

     j) "Person" means an individual, a corporation, a partnership, a trust, and unincorporated organization, or a government agency or instrumentality.

     k) "Program Fee": has the meaning set out in paragraph 2.3

     l)  "Software": means the Object Code and Source
         Code versions of the Software.

     m)  "Source Code" means human readable code
         representing any present or future version of the Software which is fully compatible with the Object
         Code version thereof, and provided in such a format the with all related Documentation as would be sufficient to allow an experienced programmer to understand, modify, and maintain the Source
         Code and the Software, the specifications for the software, data dictionaries, entity relation diagrams and operating procedures.

2.   LICENSE

2.1 License: Markatech hereby grants to Sedona the exclusive right to the commercial exploitation of the Autonet Technology on a world-wide basis subject to marketing rights retained by Markatech pursuant to paragraphs 4.1 and 4.2 of this Agreement.

2.2 License Term: The term of the License shall commence forthwith upon the execution of this agreement and shall expire at midnight on October 1, 2001.

2.3  License Fee: In consideration of this License,
Sedona shall pay Markatech a fee of $10US due upon the execution of this Agreement.

2.4 Cancellation of License: This License shall be terminated by Markatech forthwith and without notice and without remedy of default should the Option Agreement dated
April 30, 2000 between the parties hereto fail to remain in good standing throughout the term of this Agreement.


3.   DEVELOPMENT TECHNOLOGY

3.1 Development Technology Program: Markatech hereby agrees to undertake on behalf of Sedona a program of Development Technology (the "Program")

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in order to evaluate the suitability of the incorporation of developing technology into the Autonet Technology and which technology includes without limiting the generality of the foregoing G3 wireless communications technology, Internet based Application Server Software technology and the incorporation newly developed lightweight, robust hand-held Hardware devices.

3.2 Program Term: The Program shall commence forthwith upon the date first noted above and shall terminate on February 1, 2002, unless extended by a written agreement between the parties hereto.

3.3 Program Fee: In consideration of this Agreement, Markatech shall be entitled to a fee of $48,000 US. Payment shall consist of a payment $4,000 US due upon the execution of this Agreement and the balance payable by way of monthly payments of 5% of gross revenues received by Sedona with respect to all Development Technology leased or sold, commencing upon the last day of the first month subsequent to the month of the exercise of the Option Agreement. Upon the expiration of this Agreement, all outstanding amounts of the Program Fee shall become due and payable.

3.4  Delivery of the Development Technology: The
Document Review and Option Agreement, dated April 30, 2000 between the parties hereto notwithstanding, all right, title, and interest in the Development Technology shall remain the property of Markatech until such time as the Program Fee is paid in full. For as long as this Agreement is in good standing, Sedona shall have the right to incorporate the Development Technology into Autonet products.

3.5 Waiver of Moral Rights: Markatech hereby irrevocably waives all moral rights which Markatech has, or will acquire pursuant to this Agreement in all copyrighted works embodied in the Development Technology, including without limitation, the right to be associated with all such works as an author or co-author, the right to remain anonymous, the right to control, limit or prohibit the public display of such works, the right to restrain the use of such works in association with any product, service, cause or institution and the right to bring an action against Sedona for such acts

4    MARKETING

4.1 Autonet Marketing: Until such time as the Development Fees referred to in paragraph 3.2 are paid in fully, Markatech shall have the exclusive right to act as Sedona's agent for purposes of marketing the Autonet Technology and the Development Technology to those persons listed in Schedule A , "Markatech Autonet Contacts" attached hereto, and Markatech shall have the non-exclusive right to act as Sedona's agent for purposes of marketing Autonet Technology and Development Technology to all other persons on a world-wide basis, and thereafter Markatech may continue to act as Sedona's agent for purposes of marketing the Autonet Technology and the Development Technology under terms and conditions and for fees which Sedona at its sole discretion may from time to time determine.

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4.2  Marketing Fees: Prior to the payment in full of the
Development Fee, Markatech shall be entitled to a sales commission of 12% of all Autonet Technology and Development
Technology products sold or leased as a consequence of the marketing efforts of Markatech.

5         REPRESENTATIONS AND WARRANTIES

Markatech represents and warrants as follows to Sedona and acknowledges and confirms that Sedona is relying on the representations and warranties given herein by Markatech in connection with this Agreement.


5.1 Ownership: Markatech will remain the sole legal and beneficial owner of all right, title and interest in and to the Development Technology and shall maintain the unrestricted right and authority to transfer all such right, title and interest to Sedona on the terms and conditions contained herein.

5.2 Status: Markatech is duly incorporated under the laws of the Province of British Columbia and is in good standing with respect to the corporate laws of the Province of British Columbia.

5.3 Licenses/Encumbrances: Markatech shall not license, or sub-license, assign, charge, encumber, hypothecate, pledge as security, sale, grant an option over, or otherwise dispose of any of its right, title and interest in and to the Development Technology, or any part thereof, to any other Person, nor shall it agree to do so, nor shall commit any other acts or grant any other prior rights that could affect the validity of, conflict with, or restrict the transfer of the Development Technology as contemplated in this Agreement.

5.4 Schedule A Complete. Schedule A sets out a complete list of all of the contacts of Markatech to which Markatech has the exclusive right to act as Sedona's agent for purposes of marketing the Autonet Technology and the Development Technology.

6             FURTHER ASSURANCES

            The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent or this agreement.

7.            FORCE MAJEURE

            If Markatech is prevented from or delayed in complying with any provisions of the Agreement by reasons of fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of Markatech, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and Markatech, insofar as is possible, shall promptly give written notice to Sedona of the particulars of the reasons for any prevention or delay under this section, and shall take all reasonable steps to remove the

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cause of such prevention or delay and shall give written notice to Sedona as soon as such cause ceases to exist.

8.            ENTIRE AGREEMENT

            This Agreement constitutes the entire
agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

9.            NOTICE

9.1 Any Notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered to the addressee at its address first written above.

9.2 Each party hereto may from time to time by notice in writing to each of the other parties change its address for the purpose of this section.

10.            RELATIONSHIP OF PARTIES

            Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute any party hereto a partner, agent or legal representative of any other party or parties

11.            TIME OF ESSENCE

            Time shall be of the essence of this Agreement.

12.            TITLES

            The titles to the respective sections hereof shall not be deemed a part of the Agreement but shall re regarded as having been used for convenience only.

13.            CURRENCY

            All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of the Untied States of America.

14.            APPLICABLE LAW

            The situs of the Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia. The parties hereto agree to attorn to the jurisdiction of British Columbia.

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15.            ENUREMENT

            This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written

MARKATECH INDUSTRIES CORPORATION



    /s/ Les Scott
per _____________________________
    Les Scott, director


SEDONA SOFTWARE SOLUTIONS INC.



    /s/ J. E. Cooper
Per _______________________________
     J.E. Cooper, director

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                             SCHEDULE A
                     MARKATECH AUTONET PROSPECTS

City of London, England
District of Delta, B.C.
City of Vancouver, B.C.
Eaton Center, Metrotown, Burnaby, B.C.
Vancouver International Airport, Richmond, B.C.
Municipality of White Rock, B.C.
Parking Corporation of Vancouver, Vancouver, B.C.
Superior Parking Corporation, Vancouver, B.C.
Metrotown Mall, Burnaby, B.C.
Concord Security Corp., Vancouver, B.C.
Metro Parking Corp., Vancouver, B.C.
Resort Municipality of Whistler, B.C.
Township of Langley, B.C.
B.C. Children's Hospital, Vancouver, B.C.
City Collections, Vancouver, B.C.
City of Coquitlam, Coquitlam, B.C.
City of New Westminster, B.C.
City of West Vancouver, B.C.